Exhibit 10.2

The following exhibit is a form of the agreement between Sinclair Broadcast Group, Inc. and the recipients of Restricted Stock on April 3, 2006.  We plan to use this agreement with all subsequent restricted stock awards.

SINCLAIR BROADCAST GROUP, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of this ____ day of _____________, 200_ (the “Award Date”), between Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), and _______________ (“Recipient”).

RECITALS

WHEREAS, the Company had adopted the 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc. (the “Plan”) to reward certain key individuals for making major contributions to the Company and its subsidiaries by enabling them to acquire shares of Class A Common Stock, par value $.01 per share (“Common Stock”), of the Company;

WHEREAS, the Recipient is employed by the Company in an important capacity and has made a major contribution to the Company; and

WHEREAS, the Company desires to award to the Recipient the number of shares of Common Stock of the Company specified below, subject to the restrictions set forth in this Agreement.

AGREEMENTS

1.    Award of Shares Subject to Restrictions.  The Company awards to the Recipient, and the Recipient acknowledges the award by the Company, of _____ shares of Common Stock (the “Restricted Stock”).  The date of the award of the Restricted Stock shall for all purposes be the date set forth above, and the value of the Restricted Stock shall be the number of shares set forth above multiplied by the closing price of the Common Stock as reported on the NASDAQ National Market for the date set forth above.

2.    Restrictions.  Recipient shall not voluntarily or involuntarily transfer, sell, pledge, assign, give, hypothecate, encumber or otherwise dispose of (“transfer”) any shares of Restricted Stock until the restrictions on such shares lapse in accordance with Section 3 of this Agreement.  If any transfer or attempted transfer of any shares of Restricted Stock is made or occurs before the restrictions on the particular shares lapse in accordance with Section 3, then those shares of Restricted Stock shall be immediately forfeited and surrendered to the Company.

3.    Lapse of Restrictions.  The restrictions on transfer of the shares of Restricted Stock shall lapse according to the following schedule:

Percentage of Shares of Restricted Stock	Date of Lapse of Restrictions

25%	First anniversary of the date of this Agreement
25%	Second anniversary of the date of this Agreement
50%	Third anniversary of the date of this Agreement

4.    Termination of Employment.  Shares of Restricted Stock with respect to which the restrictions set forth in Section 2 of this Agreement have not yet lapsed shall be forfeited on the date of termination of Recipient’s employment with the Company if Recipient’s employment with the Company is terminated for any reason other than death or disability before the date on which the restrictions on transfer of the shares of the Restricted Stock lapse.  Shares of Restricted Stock with respect to which the restrictions set forth in Section 2 of this Agreement have not yet lapsed shall vest immediately on the date of termination of Recipient’s employment with the Company if Recipient’s employment with the Company is terminated for reasons of Recipient’s death or disability before the date on which the restrictions on transfer of the shares of Restricted Stock lapse.  For purposes of this Agreement, the term “disability” shall have the meaning set forth in Recipient’s employment agreement with the Company or, in the event there is no employment agreement between Recipient and the Company, shall mean Recipient’s inability, whether mental or physical, to perform the normal duties of Recipient’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such disability shall be the day next following such ninetieth (90th) day.  If the Company and Recipient are unable to agree as to whether Recipient is disabled, the question will be decided by a physician to be paid by the Company and designated by the Company, subject to the approval of Recipient (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.

5.    Change in Control.  Notwithstanding the provisions in Sections 3 and 4 set forth above, shares of Restricted Stock with respect to which the restrictions have not yet lapsed shall immediately vest in the event of the dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or a transaction in which another individual or entity becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company.

6.    Relationship to Plan.  The award of Restricted Stock is issued in accordance with and subject to all of the terms, conditions and provisions of the Plan, as amended from time to time, and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof.  Except as defined herein or otherwise stated, capitalized terms shall have the same meanings ascribed to them under the Plan.

7.    No Rights as Stockholder.  The Recipient shall not have any rights as a stockholder of the Company with respect to any of the shares of Restricted Stock until the restrictions on such shares of Restricted Stock have lapsed.

8.    No Right to Employment.  The award of shares of Restricted Stock pursuant to this Agreement shall not confer on the Recipient any right to continue in the service of the Company or any of its subsidiaries or affect the right of the Company or any subsidiary to terminate Recipient’s employment at any time; and nothing contained in this Agreement shall be deemed a waiver or modification of any provision contained in any agreement between the Recipient and the Company or any parent or subsidiary thereof.  This Agreement shall not affect the right of the Company or any parent or subsidiary thereof to reclassify, recapitalize, or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up, or otherwise reorganize.

9.    Withholding for Tax Purposes.  Common Stock transferable to the Recipient hereunder shall be reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement.  Such reductions shall occur, and withholding shall be applicable, at the times restrictions on the Restricted Shares lapse in accordance with Section 3 of this Agreement and, in order to facilitate withholding by the Company at such times, Recipient shall make no election under Section 83(b) of the Code.

10.  Restrictive Legend.  Any certificates issued for the shares with respect to which the restrictions set forth in Section 2 have not lapsed shall be inscribed with the following label:

“The shares of stock evidenced by this certificate are subject to the terms and restrictions of a Restricted Stock Award Agreement.  They are subject to forfeiture under the terms of that Agreement if they are transferred, sold, pledged, given, hypothecated, or otherwise disposed of before the restrictions on such shares lapse as provided in such agreement.  A copy of that Agreement is available from the Secretary of the Company upon request.”

11.  Removal of Restrictive Legend.  When the restrictions on any shares for which certificates have been issued lapse, the Company shall cause a replacement stock certificate for those shares, without the legend referred to in Section 10, to be issued as soon as practicable.

12.  Notice.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date that it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the Recipient at the address listed from time to time in the personnel records of the Company or its affiliates, and to the Company as follows:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, Maryland 21030

Attention:  ________________

13.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely in Maryland.

14.  Counterparts.  This Agreement may be executed in multiple counterparts.  The Company and the Recipient may sign any number of copies of this Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed as of the date first above written.

SINCLAIR BROADCAST GROUP, INC.

By:

RECIPIENT: